                                                Filed pursuant to Rule 424(b)(3)
                                                    S.E.C. File Number 333-41037

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 25, 1997)

                            FUISZ TECHNOLOGIES LTD.

                        $75,000,000 PRINCIPAL AMOUNT OF

                7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004

                                      AND

                        5,660,250 SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF

                                ---------------

        This document supplements the Prospectus dated November 25, 1997, which is a part of the Registration Statement filed with the Securities and Exchange Commission on November 25, 1997, relating to (i) $75,000,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2004 (the "Debentures") of Fuisz Technologies Ltd., a Delaware corporation (the "Company"), and (ii) 5,660,250 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which are initially issuable upon conversion of the Debentures, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares"). The Debentures and the Conversion Shares that are being registered hereby are to be offered for the account of the holders hereof (the "Selling Securityholders"). This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning assigned to them in the Prospectus.

                                ---------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS FOR A
   DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
      PURCHASERS OF THE DEBENTURES AND THE COMMON STOCK OFFERED HEREBY.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                ---------------

           The date of this Prospectus Supplement is March 4, 1998

         The following information supplements and updates the information found on pages 47-50 of the Prospectus under the caption "Selling
Securityholders" by amending and restating such information to read, in its entirety, as follows:

                            SELLING SECURITYHOLDERS

         The Debentures were originally issued by the Company in a private placement on October 17, 1997 to Smith Barney Inc., Credit Suisse First Boston Corporation and Lehman Brothers Inc. (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.
The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Conversion Shares. The term "Selling Securityholder" includes the holders listed below and the beneficial owners of the Debentures and their transferees, pledgees, donees or other successors.

         The following table sets forth information with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. Such information has been obtained from the Selling Securityholders and the Trustee.

                                      PRINCIPAL AMOUNT       PERCENT OF TOTAL       NUMBER OF SHARES
                                        OF DEBENTURES           OUTSTANDING         OF COMMON STOCK
     SELLING SECURITYHOLDERS                OWNED               DEBENTURES         THAT MAY BE SOLD+
     -----------------------                -----               ----------         -----------------
    Allstate Insurance Company            $1,500,000               2.00%                113,205

    Argent Classic Convertible            $1,500,000               2.00%                113,205
    Arbitrage Fund, L.P.

    Argent Classic Convertible            $1,000,000               1.33%                 75,470
    Arbitrage Fund, L.P. Bermuda

    Arkansas PERS                         $1,200,000               1.60%                 90,564

    Associated Electric & Gas              $250,000                  *                   18,867
    Insurance Services Ltd.

    Bear Stearns & Co., Inc.               $937,000                1.25%                 70,715

    Bond Fund Series--Oppenheimer         $4,000,000               5.33%                301,880
    Bond Fund for Growth

    Catholic Mutual Relief Society         $300,000                  *                   22,641
    of America

    Commonwealth Life                     $1,000,000               1.33%                 75,470
    Insurance--Stock TRAC
    (TEAMSTERS I)

    Declaration of Trust for the           $680,000                  *                   51,319
    Defined Benefit Plan of ICI
    American Holdings Inc. (1)





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

                                      PRINCIPAL AMOUNT       PERCENT OF TOTAL       NUMBER OF SHARES
                                        OF DEBENTURES           OUTSTANDING         OF COMMON STOCK
     SELLING SECURITYHOLDERS                OWNED               DEBENTURES         THAT MAY BE SOLD+
     -----------------------                -----               ----------         -----------------
    Declaration of Trust for the           $470,000                  *                   35,470
    Defined Benefit Plan of ZENECA
    Holdings Inc. (2)

    Delaware PERS                         $1,075,000               1.43%                 81,130

    Delaware State Employees              $2,230,000               2.97%                168,298
    Retirement Fund (3)

    Donaldson, Lufkin & Jenrette          $1,225,000               1.63%                 92,450
    Sec. Corp.

    1st Source Bank                        $800,000                  *                   60,376

    Forest Fulcrum Fund L.P.               $600,000                  *                   45,282

    Forest Global Convert Fund Ser         $550,000                  *                   41,508
    A-5

    Forest Global Convert Fund Ser         $50,000                   *                   3,773
    B-2

    Forest Global Convert Fund Ser         $25,000                   *                   1,886
    B-3

    Forest Global Covert Fund Ser          $75,000                   *                   5,660
    B-5

    Fox Family Foundation                  $50,000                   *                   3,773

    Fox Family Portfolio                   $125,000                  *                   9,433
    Partnership

    General Motors Employees              $7,850,000               10.5%                592,439
    Domestic Group Trust (4)

    HBK Finance L.P. (5)                  $2,109,000               2.81%                159,166

    HBK Securities Ltd (6)                $2,341,000               3.12%                176,675

    Hillside Capital Incorporated          $200,000                  *                   15,094
    Corporate Account (7)

    Highbridge Capital Corporation        $2,000,000               2.67%                150,940
    (8)

    ICI American Holdings Trust            $450,000                  *                   33,961

    HSBC Securities                       $1,200,000               1.60%                 90,564





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

                                      PRINCIPAL AMOUNT       PERCENT OF TOTAL       NUMBER OF SHARES
                                        OF DEBENTURES           OUTSTANDING         OF COMMON STOCK
     SELLING SECURITYHOLDERS                OWNED               DEBENTURES         THAT MAY BE SOLD+
     -----------------------                -----               ----------         -----------------
    JMG Convertible Investment             $250,000                  *                   18,867

    Lincoln National Convertible          $2,270,000               3.01%                171,316
    Securities Fund

    LLT Limited (9)                        $25,000                   *                   1,886

    Lincoln National Life Insurance       $2,695,000               3.59%                203,391

    Maril & Co.                            $500,000                  *                   37,735

    NALCO Chemical Retirement Trust        $200,000                  *                   15,094

    NatWest Securities Limited            $5,100,000               6.80%                384,897

    New York Life Separate A/C #7         $1,000,000               1.33%                 75,470
    (10)

    Offshore Strategies LTD                $500,000                  *                   37,735

    Paloma Securities L.L.C.               $600,000                  *                   45,282

    Public Employees' Retirement           $750,000                1.00%                 56,602
    Association of Colorado

    Silverton International Fund           $400,000                  *                   30,118
    Limited

    Smith Barney Inc. (11)                $5,509,000               7.35%                415,764

    Southport Partners                     $250,000                  *                   18,867
    International LTD

    Starvest Discretionary                 $300,000                  *                   22,641

    State of Oregon Equity                $4,625,000               6.17%                349,048

    Summer Hill Global Partners,           $50,000                   *                   3,773
    L.P. (12)

    Tennessee Consolidated                $2,000,000               2.67%                150,940
    Retirement System

    The Brown & Williamson                 $300,000                  *                   22,641
    Retirement Trust (13)

    The J.W. McConnell Family              $420,000                  *                   31,697
    Foundation (14)

                                       PRINCIPAL AMOUNT       PERCENT OF TOTAL       NUMBER OF SHARES
                                         OF DEBENTURES           OUTSTANDING         OF COMMON STOCK
      SELLING SECURITYHOLDERS                OWNED               DEBENTURES         THAT MAY BE SOLD+
      -----------------------                -----               ----------         -----------------
     The MainStay Funds on behalf of       $1,200,000               1.60%                 90,564
     its Convertible Fund series
     (15)

     Thebes Ltd. (16)                       $500,000                  *                   37,735

     Thermo Electron Balanced               $600,000                  *                   45,282
     Investment Fund (17)

     United National Insurance              $105,000                  *                   7,924
     Company

     Van Kampen American Capital            $640,000                  *                   48,300
     Convertible Securities Fund
     (18)

     Van Kampen American Capital           $3,360,000               4.48%                253,579
     Harbor Fund (18)

     Walker Art Center                      $260,000                  *                   19,622

     Weirton Trust                          $670,000                  *                   50,564

     Zazove Convertible Fund, L.P.          $600,000                  *                   45,282

     ZENECA Holdings Pension Trust          $450,000                  *                   33,961

     Any other Selling                     $3,079,000               4.11%                232,372
     Securityholders or future
     transferees from such Selling
     Securityholders (19)
                                          $75,000,000                                  5,660,163++
                                          ===========                                  ===========

*        Less than one percent.

+ Assumes a conversion price of $13.25 per share (equivalent to a conversion rate of 75.47 shares per $1,000 principal amount of Debentures) and a cash payment in lieu of any fractional share interest.

++ Total differs from amount to be registered due to the rounding of fractional shares.

(1) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Declaration of Trust for the Defined Benefit Plan of ICI American Holdings Inc.

(2) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Declaration of Trust for the Defined Benefit Plan of ZENECA Holdings Inc.

(3) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Delaware State Employees Retirement Fund.

(4) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to General Motors Employees Domestic Group Trust.

(5) Voting and investment power is shared by HBK Investments LP, which acts as investment manager to HBK Finance L.P.

(6) Sole voting and investment power is held by HBK Investments LP, which acts as investment manager to HBK Securities Ltd.

(7) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Hillside Capital Incorporated Corporate Account.

(8) Voting and investment power is shared with Hybridge Capital Management, Inc., trading manager of Hybridge Capital Corporation.

(9)      Investment power is shared with Forest Investment Management, L.P.

(10) Voting and investment power is shared with MacKay-Shields Financial Corporation, which acts as investment advisor for New York Life Separate A/C #7.

(11) Smith Barney Inc. was an Initial Purchaser of the Debentures. See "Plan of Distribution."

(12) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Summer Hill Global Partners, L.P.

(13) Voting and investment power is shared with MacKay-Shields Financial Corporation, which acts as investment advisor for The Brown & Williamson Retirement Trust.

(14) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to The J.W. McConnell Family Foundation.

(15) Voting and investment power is shared with MacKay-Shields Financial Corporation, which acts as investment advisor for The MainStay Funds on behalf of its Convertible Fund series.

(16) Thebes Ltd. is a sole partnership owned by Mary Pappajohn, the spouse of John Pappajohn, a director of the Company. Mr. Pappajohn disclaims beneficial ownership of these securities.

(17) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Thermo Electron Balanced Investment Fund.

(18) Voting and investment power is shared with Van Kampen American Capital Asset Management, Inc., which acts as investment advisor for the fund.

(19) Information regarding these persons or entities may be added from time to time by one or more supplements to this Prospectus.

         Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.
Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Debentures or the Conversion Shares, no estimate can be given as to the amount of the Debentures or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling

Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Debentures. See "Plan of Distribution."

WA980610.198/1+





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